Exhibit 99.1

NEWS

93 West Main Street, Clinton, CT 06413

Connecticut Water Service Inc. Reports First Quarter 2019 Results

•	Operating Revenues Increase 5.6 Percent

•	Net Income Increased $3.5 Million or $0.29 Per Share

•	2018 Corporate Sustainability Report Issued

CLINTON, Conn., May 8, 2019 — Connecticut Water Service, Inc. (Nasdaq: CTWS) (“Connecticut Water” or “CTWS”) announced net income of $2.2 million or $0.19 earnings per basic common share (“EPS”) for the first quarter of 2019 on total revenues of $27.9 million. Total revenues include revenues generated by Connecticut Water’s three business segments: Water Operations, Service and Rentals, and Real Estate. In the first quarter of 2018, Connecticut Water had a net loss of $1.2 million or an EPS loss of $0.10, on total revenues of $26.4 million. Non-GAAP Adjusted Net Income*, which excludes merger and acquisition costs, for the first quarter of 2019 increased from the same period in the prior year by $1.2 million.

The improved results in the 2019 first quarter were primarily driven by increased base rate revenues in Connecticut, which were partially offset by increased tax, depreciation, and interest expense.

“Our strong performance in the first quarter reflects our commitment to serving families and communities in Connecticut and Maine with high-quality, reliable water and wastewater service,” stated David C. Benoit, president and CEO of CTWS. “We believe our combination with SJW Group will help support a continued strong track record in these areas, as detailed in our recently filed merger approval applications in Connecticut and Maine. We look forward to completing this transaction and realizing its many benefits for the customers, employees and communities across our service territory.”

Infrastructure Replacement

Maine Water files for Water Infrastructure Charge (“WISC”) increases with MPUC on a system-by-system basis. The current average of approved WISC surcharges of all divisions of Maine Water is 5.7 percent. The maximum WISC surcharge allowed in Maine ranges from 10 to 20 percent, depending on the size of the water system.

The current Water Infrastructure and Conservation Adjustment (“WICA”) charge is 2.15 percent for Connecticut Water Company and is 9.31 percent for Avon Water. Heritage Village Water has not filed for a WICA surcharge.

WICA and WISC allow for recovery of eligible infrastructure replacements, including system pipes, hydrants and valves, leak detection equipment and meters that further water conservation goals, on a semi-annual basis. Since the adoption of WICA in 2007, Connecticut Water Company has replaced more than 124 miles of aging water main with an average age of 75 years. WISC became available in Maine in 2013 and has been used by Maine Water to replace 12 miles of aging water mains and pump stations, construct storage tanks, and fund improvements to water treatment facilities.

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Combination with SJW Group

As previously announced on April 3, 2019, Connecticut Water and SJW Group jointly filed a new application with the Connecticut Public Utilities Regulatory Authority (“PURA”) for approval of the proposed merger of Connecticut Water and SJW Group. PURA has set a tentative final decision date on the application for July 31, 2019.

As previously announced on May 3, 2019, Maine Water Company (“Maine Water”), an operating subsidiary of Connecticut Water, filed a new application with the Maine Public Utilities Commission (“MPUC”) for approval of the proposed merger.

SJW Group and Connecticut Water also continue to work with the California Public Utilities Commission (“CPUC”) in response to the CPUC’s Order Instituting Investigation (“OII”) of the proposed merger. The CPUC recently suspended its OII pending a final decision by PURA.

Corporate Sustainability Report

As previously announced on April 22, 2019, Connecticut Water issued its 2018 Corporate Sustainability Report. The report demonstrates the achievements and activities of its subsidiaries in Connecticut and Maine in achieving environmental and social goals. The report is available at http://ir.ctwater.com.

About CTWS

CTWS is one of the 10 largest U.S.-based publicly traded water utilities, and is listed on the Nasdaq Global Select Market under the ticker symbol CTWS. Through its regulated utility subsidiaries, CTWS serves more than 136,000 water customers, or more than 425,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.

Additional information regarding results, performance or achievements noted in this news release is available in CTWS’s Form 10-Q that was filed with the U.S. Securities and Exchange Commission (the SEC) earlier today. A link to the Form 10-Q filing can be found at http://ir.ctwater.com.

* A description of Non-GAAP Adjusted Net Income is provided below under the heading “Use and Definition of Non-GAAP Financial Measures” and a reconciliation to GAAP financial measures is provided in the table below.

Use and Definition of Non-GAAP Financial Measures

We consider Adjusted Net Income as a key business metric, which is a Non-GAAP financial measure.

We define Adjusted Net Income as Net Income excluding certain material items outside of normal business operations. For this Non-GAAP financial measure, we consider these items to be expenses related to mergers and acquisitions. This includes costs incurred in 2019 and 2018 for the proposed merger with SJW.

Adjusted Net Income is a supplemental financial measure used by us and by external users of our financial statements and is considered to be an indicator of the operational strength and performance of our business. Adjusted Net Income allows us to assess our performance without regard to the impact of matters that we do not consider indicative of the operating performance of our business.

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We use Adjusted Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business. We believe Adjusted Net Income assists our Board of Directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of certain material items outside of normal business operations (such as the costs incurred for the proposed merger with SJW) from our operating results.

Despite the importance of this Non-GAAP financial measure in analyzing our business, measuring and determining incentive compensation and otherwise evaluating our operating performance, Adjusted Net Income is not a measurement of financial performance under GAAP, may have limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, Net Income or any other measure of our performance derived in accordance with GAAP. Adjusted Net Income is not a measure of profitability under GAAP.

We also urge you to review the reconciliation of this Non-GAAP financial measure included in the Results of Operations section of the Quarterly Report on Form 10-Q for three months ended March 31, 2019. To properly and prudently evaluate our business, we encourage you to review the Condensed Consolidated Financial Statements and related notes included elsewhere in our Form 10-Q and to not rely on any single financial measure to evaluate our business. In addition, because the Adjusted Net Income measure is susceptible to varying calculations, such Non-GAAP financial measures may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

The following table provides a reconciliation of Net Income to Non-GAAP Adjusted Net Income for the three months ended March 31, 2019 and 2018:

	2019	2018
Net Income	$2,238	$(1,227)
Merger and Acquisition Costs	925	3,261
Financing Costs	99	5

Adjusted Net Income	$3,262	$2,039

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Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Selected Financial Data (unaudited)

(In thousands except per share amounts)	March 31, 2019	March 31, 2018
Operating Revenues	$26,246	$24,853
Other Water Operations Revenues	336	373
Real Estate Revenues	—	—
Service and Rentals Revenues	1,275	1,205

Total Revenues	$27,857	$26,431

Total Operating Expenses	$21,043	$20,575
Other Utility Income, Net of Taxes	$199	$267
Total Utility Operating Income	$5,402	$4,545
Gain on Property Transactions, Net of Taxes	$12	$—
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$486	$396
Net Income (Loss)	$2,238	$(1,227)
Net Income (Loss) Applicable to Common Shareholders	$2,238	$(1,236)
Basic Earnings (Loss) Per Average Common Share	$0.19	$(0.10)
Diluted Earnings (Loss) Per Average Common Share	$0.19	$(0.10)
Basic Weighted Average Common Shares Outstanding	11,962	11,862
Diluted Weighted Average Common Shares Outstanding	12,060	12,080
Book Value Per Share	$24.31	$23.94

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	March 31, 2019	December 31, 2018
ASSETS
Net Utility Plant	$745,132	$739,793
Current Assets	40,115	38,658
Other Assets	178,389	174,892

Total Assets	$963,636	$953,343

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$293,282	$294,136
Long-Term Debt	257,382	257,511
Current Liabilities	84,501	79,053
Other Liabilities and Deferred Credits	192,665	187,562
Contributions in Aid of Construction	135,806	135,081

Total Capitalization and Liabilities	$963,636	$953,343

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the SJW Group transaction are not satisfied; (2) the risk that the regulatory approvals required for the proposed transaction are not obtained at all, or if obtained, on the terms expected or on the anticipated schedule; (3) the risk that the California Public Utilities Commission’s (“CPUC”) investigation may cause delays in or otherwise adversely affect the proposed transaction and that SJW Group may be required to consummate the proposed transaction prior to the CPUC’s issuance of an order with respect to its investigation; (4) the effect of water, utility, environmental and other governmental policies and regulations; (5) litigation relating to the proposed transaction; (6) the ability of each party to meet expectations regarding timing, completion and accounting and tax treatments of the proposed transaction; (7) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the proposed transaction; (8) changes in demand for water and other products and services; (9) unanticipated weather conditions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect the facilities, operations, financial condition, results of operations and reputation of Connecticut Water; (11) risks that the proposed transaction disrupts the current plans and operations of Connecticut Water; (12) potential difficulties in employee retention as a result of the proposed transaction; (13) unexpected costs, charges or expenses resulting from the proposed transaction; (14) the effect of the announcement or pendency of the proposed transaction on business relationships, operating results, and business generally, including, without limitation, competitive responses to the proposed transaction; (15) risks related to diverting management’s attention from ongoing business operations of Connecticut Water; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Connecticut Water’s overall business and financial condition, including those more fully described in its filings with the SEC , including, without limitation, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Connecticut Water nor its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

News media/Investor contact:

Daniel J. Meaney, APR

Director of Corporate Communications

Connecticut Water Service, Inc.

93 West Main Street, Clinton, CT 06413-1600

(860) 664-6016

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